Exhibit 99.1

WARNER MUSIC GROUP BROADENS SENIOR MANAGEMENT TEAM

Eric Levin Appointed Chief Financial Officer

Brian Roberts to Become EVP, Corporate Strategy & Operations

NEW YORK, NY – October 14th, 2014: Warner Music Group (WMG) today announced two senior appointments as it continues to enhance its ability to invest in growth opportunities and develop its global infrastructure. Eric Levin has been appointed as the company’s new Executive Vice President and Chief Financial Officer. Levin succeeds Brian Roberts who is moving to a newly created position on WMG’s senior management team as Executive Vice President, Corporate Strategy & Operations. Both appointments are effective immediately. Levin and Roberts both report to WMG CEO Steve Cooper and are based in New York.

Levin is a veteran finance executive with more than twenty-five years’ experience in the global technology and media sectors. He has held CFO roles at Ecolab (North Asia Region), the South China Morning Post Group, and HBO (Home Box Office), among others. At WMG, he is responsible for the company’s worldwide financial operations.

Roberts became WMG’s CFO in January 2012, and was a key member of the team that drove the acquisition and integration of Parlophone Label Group (PLG). In his new post, Roberts’ responsibilities include oversight of WEA Corp. (WMG’s global artist & label services arm) and Information Technology. As an architect of WMG’s corporate global infrastructure, he will identify and implement best practices in worldwide systems, policies and procedures.

Cooper said, “Eric’s impressive experience in global commerce and his deep understanding of local markets make him ideal for the CFO position. We are very pleased to have a finance leader of his stature step into this critical role as Brian transitions to his important new responsibilities. Brian has done an outstanding job during a period of tremendous change and I’m delighted we are able to retain his operational expertise and institutional knowledge as we equip our organization for long-term success. These two appointments will accelerate the evolution of our worldwide infrastructure, while strengthening our ability to invest in new talent.”

Levin said, “I’ve long admired Warner Music Group for its incredible roster of artists, as well as its powerful combination of scale and agility. I’m delighted to be working with WMG’s senior management and finance teams around the world to build a creative and commercial environment where experimentation and entrepreneurialism can flourish.”

Roberts said, “I’d like to thank Steve for this exciting new opportunity. I’m looking forward to helping WMG harness new technologies to provide best-in-class services across all aspects of our business and throughout the world. The more nimble and responsive our global structure, the better the results will be for our labels, artists and songwriters.”

Levin has held numerous senior executive posts in the US and Greater China. In 2012, he joined Ecolab Inc., the multinational technology and manufacturing group, as the Regional Controller & CFO for its North Asia Region. Before that, beginning in 2009, he was Chief Financial Officer at South China Morning Post Group. Previously, Levin was Chief Financial Officer at HBO (Home Box Office), and was a founding partner at the multimedia venture City On Demand.

Roberts had served as WMG’s EVP & CFO since January 2012 after having joined the WMG family in 2007 as Senior Vice President & CFO of Warner/Chappell Music, the company’s music publishing arm. Highlights of his tenure as WMG’s CFO include helping drive the acquisition and subsequent integration of Parlophone Label Group (PLG); overseeing the highly successful refinancing of the company’s debt on three separate occasions; and leading the selection and complete renovation of a new location for the company’s global headquarters in Manhattan. Prior to joining WMG, Roberts was SVP, Finance & Administration, North & South America for BMG Music Publishing, preceded by stints at Zomba Music Publishing, EMI Publishing and Ernst & Young.

ABOUT WARNER MUSIC GROUP

With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Big Beat, East West, Elektra, Erato, Fueled by Ramen, Nonesuch, Reprise, Rhino, Roadrunner, Rykodisc, Sire, Warner Bros., Warner Music Nashville, and Word, as well as Warner/Chappell Music, one of the world’s leading music publishers, with a catalog of more than one million copyrights worldwide.